                                                                    EXHIBIT 2.22


                         FIRST PREFERRED SHIP MORTGAGE

                                       BY

                                 VSSI OCEANS INC.

                                       TO

                    UNITED STATES TRUST COMPANY OF NEW YORK,

                                       AS

                                    TRUSTEE

                             DATED January 29, 1996

                                M/T POUL SPIRIT

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      FIRST PREFERRED SHIP MORTGAGE made the 29th day of January, 1996 by VSSI
Oceans Inc., a corporation organized and existing under the laws of the Republic of Liberia (the "Shipowner"), to United States Trust Company of New York (the "Mortgagee"), a New York corporation, as Trustee (the "Trustee"), pursuant to, and for the benefit of the Holders of the Securities (as hereinafter defined) issued under, that certain Indenture (the "Indenture"; terms used herein and not otherwise defined are used herein as defined in the Indenture) (a copy of which, including exhibits thereto, is annexed hereto as Exhibit A and made a part hereof) dated as of the date hereof, among Teekay Shipping Corporation, a corporation organized and existing under the laws of the Republic of Liberia (the "Company"), certain subsidiaries of the Company (each a "Guarantor" and, collectively, the "Guarantors") and the Trustee.


     WHEREAS:

     1. The Company, the Guarantors and the Trustee have entered into the Indenture to secure, among other things, payment of the principal of (and premium, if any) and interest on all the Securities issued and to be issued under the Indenture; and 2. Securities, in an aggregate principal amount of $225,000,000 have been authorized under the Indenture and designated the 8.32% First Preferred Ship Mortgage Notes due 2008, the form of which is included in the Indenture, which Securities were originally executed, authenticated and delivered on the date hereof; and

     3. The Shipowner, a Guarantor, has unconditionally guaranteed the Securities and the Company's obligations under the Indenture pursuant to a Guarantee dated the date hereof (its "Guarantee") (a copy of which Guarantee is annexed hereto as Exhibit B); and


      4. The Shipowner is the sole owner of the vessel m/t POUL SPIRIT, Official Number 10328, of approximately 57,463 gross and 28,828 net tons, having its home port at the Port of Monrovia, Republic of Liberia, which vessel was built at Onomichi, Hiroshima, Japan in the year 1995, and is documented under the laws and flag of the Republic of Liberia; and


     5. The Shipowner, in order to secure the payment of all sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Shipowner under its Guarantee, the payment of the principal of (and premium, if any) and interest on the Securities, the payment of all other sums of money payable by the Company under the Indenture, the payment of all other sums of money payable by the Shipowner under this Mortgage and the other Guarantor Security Documents to which it is a party, and the payment of all sums payable by the other Guarantors under their respective Subsidiary Guarantees and Guarantor Security Documents (collectively, the "Obligations"), and to secure as well the performance and observance of all agreements, covenants and provisions contained in this Mortgage, and of the Company and the Guarantors in the Indenture and the Security Documents, the Shipowner has duly authorized the execution and delivery of this First Preferred Ship Mortgage. The liability of the Shipowner under this Mortgage shall be limited by the provisions of Section 2 of the Guarantee.

     NOW, THEREFORE, to secure the prompt payment of the Obligations and the performance and observance of all agreements, covenants and provisions contained in this Mortgage and of the Company and the Guarantors in the Indenture and the Security Documents, the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over, and by these presents does grant, convey, mortgage, pledge, confirm, assign, transfer and set over unto the Mortgagee the whole of the vessel described in Recital 4 above, together with all of the boilers, engines, machinery, masts, spars, sails, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, fittings, equipment and all other appurtenances thereunto appertaining or belonging, and also any and all additions, improvements and replacements hereafter made in or to such vessel, or any part thereof, or in or to her equipment and appurtenances aforesaid, except and excluding such equipment placed on the vessel which under the terms of any contract relating thereto does not become the property of the Shipowner and any "property other than a vessel" as that term is used in paragraph (2) of Section 106 of Chapter 3 of Title 22 of the Liberian Code of Laws of 1956, as amended (the "Vessel");

     TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, to its and its successors' and assigns' own use, benefit and behoof forever;

     PROVIDED, HOWEVER, and these presents are upon the condition that, if (a) the Shipowner or its successors or assigns shall pay or cause to be paid or there shall otherwise be paid in full, the Obligations in accordance with the terms hereof and of its Guarantee and the Indenture and shall perform and observe or cause to be performed and observed all of the agreements, covenants and provisions contained in this Mortgage, its Guarantee and the Indenture, or
(b) the Termination and Release shall have occurred under the Indenture, this Mortgage and the estate and rights hereby granted shall cease to be binding and be void, otherwise to remain in full force and effect.

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     IT IS HEREBY COVENANTED, DECLARED AND AGREED that the property above described is to be held subject to the further covenants, conditions, provisions, terms and uses hereinafter set forth.

                                   ARTICLE I

                           COVENANTS OF THE SHIPOWNER

     The Shipowner covenants and agrees with the Mortgagee as follows:

     SECTION 1.1. The Shipowner will make payment when due of all Obligations from time to time payable by the Shipowner to the Trustee under its Guarantee and will observe, perform and comply with the covenants, terms and conditions herein and in its Guarantee, express or implied, on its part to be observed, performed or complied with.

     SECTION 1.2. The Shipowner was duly organized and is now duly existing as a corporation under the laws of [the Republic of Liberia][the Commonwealth of the Bahamas]; it is duly authorized to mortgage the Vessel; all corporate action necessary and required by law for the execution and delivery of this Mortgage has been duly and effectively taken; its Guarantee is and will be a valid and enforceable obligation of the Shipowner in accordance with its terms; and the Shipowner shall at all times maintain its corporate existence and right to carry on its business.


      SECTION 1.3. The Shipowner lawfully owns and is lawfully possessed of the Vessel free from any lien, charge or encumbrance whatsoever (except for (i) the lien of this Mortgage, (ii) liens for current crew's wages, if any and (iii) the Time Charter Party dated July 3, 1995, with Palm Shipping Inc., as amended (including any further amendments, extensions or renewals thereof permitted by the Indenture, the "Time Charter Party")) and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever.



     SECTION 1.4. The Shipowner has caused this Mortgage to be duly recorded and will comply with and satisfy all the provisions and requirements of Chapter 3 of Title 22 of the Liberian Code of Laws of 1956, as amended, in order to establish and maintain this Mortgage as a first preferred mortgage lien thereunder upon the Vessel and upon all renewals, replacements and improvements made in or to the same for the amount of the Obligations.

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     SECTION 1.5.  The Shipowner will not cause or permit the Vessel to be operated in any manner contrary to law and the Shipowner will not engage in any unlawful trade or violate any law or carry any cargo that will expose the Vessel to penalty, forfeiture or capture, and will not do, or suffer or permit to be done, anything which can or may injuriously affect the registration or enrollment of the Vessel under the laws and regulations of the Republic of Liberia and will at all times keep the Vessel duly documented thereunder except as provided in Section 1.13.

     SECTION 1.6. The Shipowner will pay and discharge when due and payable, from time to time, all taxes, assessments, governmental charges, fines and penalties lawfully imposed on the Vessel or any income therefrom unless the Shipowner is contesting the amount, applicability or validity thereof in good faith and by appropriate proceedings.

     SECTION 1.7. Neither the Shipowner, any charterer, the Master of the Vessel nor any other person has or shall have any right, power or authority to create, incur or permit to be placed or imposed or continued upon the Vessel any lien whatsoever other than for crew's wages and salvage.

     SECTION 1.8. The Shipowner will place, and at all times and places will retain, a properly certified copy of this Mortgage on board the Vessel with her papers and will cause such certified copy and the Vessel's marine document to be exhibited to any and all persons having business therewith which might give rise to any lien thereon other than liens for crew's wages and salvage and to any representative of the Mortgagee; and will place and keep prominently displayed in the chart room and in the Master's cabin of the Vessel a framed printed notice in plain type reading as follows:

                              "NOTICE OF MORTGAGE

     This Vessel is covered by a First Preferred Ship Mortgage to United States Trust Company of New York under authority of Title 22 of the Code of Laws of 1956 of the Republic of Liberia, as amended. Under the terms of said Mortgage, neither the Owner, any charterer, the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage."

     SECTION 1.9. Except for the Time Charter Party and the lien of this Mortgage, the Shipowner will not suffer to be continued any lien, encumbrance or charge on the Vessel for longer than 30 days and in due course and in any event within 30

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days after the same becomes due and payable the Shipowner will pay or cause to be discharged or make adequate provision for the satisfaction or discharge of all claims or demands (except to the extent that the same shall concurrently be contested by the Shipowner in good faith by appropriate proceedings and shall not affect the continued release of the Vessel), or will cause the Vessel to be released or discharged from any lien, encumbrance or charge therefor.

     SECTION 1.10. (a) If a libel or complaint be filed against the Vessel or the Vessel be otherwise attached, arrested, levied upon or taken into custody under process or color of legal authority for any cause whatsoever, the Shipowner will promptly notify the Mortgagee by telex or cable, confirmed by letter, addressed to it at 114 West 47th Street, New York, New York 10036-1532,
Attention: Trust Administration, and within 30 days will cause the Vessel to be released and all liens thereon other than this Mortgage and the Time Charter Party to be discharged (except to the extent that the claim giving rise to such lien shall concurrently be contested by the Shipowner in good faith by appropriate proceedings and shall not affect the release of the Vessel) and will promptly notify the Mortgagee thereof in the manner aforesaid.

     (b) If the Shipowner shall fail or neglect to furnish proper security or otherwise to release the Vessel from libel, arrest, levy, seizure or attachment, the Mortgagee or any person acting on behalf of the Mortgagee may furnish security to release the Vessel and by so doing shall not be deemed to cure the default of the Shipowner.

     SECTION 1.11. (a) The Shipowner will at all times and without cost or expense to the Mortgagee maintain and preserve, or cause to be maintained and preserved, the Vessel (i) in good running order and repair, so that the Vessel shall be, insofar as due diligence can make her so, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished, equipped and in every respect seaworthy and (ii) in at least as good condition as when originally delivered by her builder, ordinary wear and tear excepted; and will keep the Vessel, or cause her to be kept, in such condition as will entitle her to the highest classification rating for vessels of the same type, size, age and flag in the classification society, currently [+1A1 Tanker] (or its equivalent with Lloyd's Registry of Shipping, currently [+ 100A1 "Oil Tanker" + LMC UMS and IGS]).

     (b) The Mortgagee shall have the right at any time, on reasonable notice, to inspect or survey the Vessel to ascertain its condition and to satisfy itself that the Vessel is being properly repaired and maintained, and the Shipowner shall cause

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to be made all such repairs, without expense to the Mortgagee, as such inspection or survey may show to be required. The Shipowner shall also permit the Mortgagee to inspect the Vessel's logs, whenever requested, on reasonable notice, and shall promptly furnish the Mortgagee with full information regarding any casualties or other accidents or damage to the Vessel involving an amount in excess of $1,000,000.

     (c) The Vessel shall, and the Shipowner covenants that it will, at all times comply with all applicable laws, rules and regulations issued thereunder, and the Vessel shall have on board as and when required thereby certificates showing compliance therewith.

     (d) The Shipowner will not make, or permit to be made, any substantial change in the structure, type or speed of the Vessel or change in her rig, if any such change would or could reasonably be expected to have a material adverse effect on the rights or interest of the Mortgagee to any of the terms in any of the instruments of insurance referred to in Section 1.15 or materially diminish the value of the Vessel.

     (e) The Shipowner may, in the ordinary course of maintenance, repair or overhaul of the Vessel, remove any item of property constituting a part of the Vessel, provided such item of property is replaced as promptly as possible by an item of property which, immediately prior to the time of replacement, is free and clear of all security interests, liens, encumbrances and rights of others, is in as good operating condition, leaves the Vessel as seaworthy and has a value and utility at least equal to the item of property being replaced, assuming compliance by the Shipowner with all the terms of this Mortgage. Any such replacement item of property, shall, without necessity of further act, become part of the Vessel and subject to this Mortgage.

     SECTION 1.12. The Shipowner will at all reasonable times afford the Mortgagee or its authorized representatives full and complete access to the Vessel for the purpose of inspecting the Vessel and her cargo and papers and, at the request of the Mortgagee, the Shipowner will deliver for inspection copies of all contracts and documents relating to the Vessel, whether on board or not.

     SECTION 1.13. The Shipowner will not transfer or change the flag or port of documentation of the Vessel except as permitted by the terms of the Indenture.

     SECTION 1.14. Except as permitted by the terms of the Indenture, the Shipowner will not sell, mortgage, demise charter or transfer the Vessel.

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     SECTION 1.15.  (a) (i) The Shipowner will at all times and at its own cost and expense cause to be carried and maintained in respect of the Vessel insurance payable in United States Dollars in amounts, against risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance and liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) and in a form which are substantially equivalent to the coverage carried by other responsible and experienced companies engaged in the operation of vessels similar to the Vessel and with insurance companies, underwriters, funds, mutual insurance associations or clubs of recognized standing. No such insurance shall provide for a deductible amount in excess of $1,000,000 per occurrence.

     (ii) In the case of all marine and war risk hull and machinery policies, the Shipowner will cause the Mortgagee to be named an additional insured and will use its best efforts (and cause its insurance broker to use its best efforts) to cause the insurers under such policies to waive any liability of the Mortgagee for premiums or calls payable under such policies. In the case of all protection and indemnity insurance (including insurance against liability for pollution or the spillage or leakage of cargo), the Shipowner will cause the Mortgagee to be named as an additional insured unless it cannot be provided that the Mortgagee shall not be liable under such policies for payment of any premium, club call, assessment or advance. The Shipowner will cause its insurance brokers to agree to advise the Mortgagee as soon as is reasonably practicable by telex addressed to it at 114 West 47th Street, New York, New York 10036-1532, Attention: Trust Administration, of any lapse of any such insurance by expiration, termination, failure to renew or otherwise and of any default in payment of any premium in respect of any insurance on the Vessel. The Mortgagee shall not be deemed to have knowledge of any such lapse of insurance in the absence of receipt of notice from such brokers. The Shipowner will also cause such brokers to agree to mark their records and to advise the Mortgagee, by telex, addressed as provided above in this subsection, at least seven business days prior to the expiration date of any insurance carried pursuant to this Mortgage, whether such insurance has been renewed or replaced with new insurance which complies with the provisions of this Section 1.15. In addition, the Shipowner will cause each insurance company, underwriter, club or fund (or an authorized agent thereof) with respect to all insurance required hereby to agree in writing for the benefit of the Mortgagee that each policy or contract issued by such insurance company, underwriter, club or fund shall not lapse, expire, terminate or be cancelled for any reason whatsoever without at least seven business days' prior telex or

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cable notice to the Mortgagee addressed as provided above in this subsection.

     (iii) The Shipowner, at its own expense, shall furnish to the Mortgagee simultaneously with the execution and delivery hereof, and thereafter at intervals of not more than 12 calendar months, a detailed report (which shall set forth, without limitation, with respect to each type of insurance coverage, each policy or certificate of entry, its form, its number, its amount, each direct or indirect or participating insurer or underwriter, the type of risk covered and the expiration date), signed by either a firm of independent insurance brokers or the company or companies which have issued such coverage, with respect to the insurance carried and maintained in respect of the Vessel, together with the opinion of such brokers or of Bankscope Marine Insurance Consultants Limited ("Bankscope") (or other insurance consultant of similar recognized standing) substantially to the effect that (A) such insurance is in such amounts and for such limits against such risks, in such form and with such insurance companies, underwriters or underwriting associations as are necessary and reasonable for the protection of the Shipowner's and the Mortgagee's respective interests, and (B) are arranged in the broadest form generally available in the United States, British, Japanese or Scandinavian insurance markets, and (C) as to the compliance of such insurance with the provisions of this Section 1.15; provided, however, that the opinion of Bankscope delivered simultaneously with this Mortgage shall not be required to include the opinion called for by subsection (B) of this paragraph.


      (b) (i) For the purposes of insurance against total loss, the Vessel, its equipment, appurtenances, etc., shall be insured for and valued at an amount at least equal to the fair value thereof (it being agreed that as at the date hereof such fair value is $47,000,000.00) but, in any event, an amount which, when added to the amounts of such insurance on other vessels mortgaged to the Mortgagee as security for the Obligations, shall be not less than the unpaid principal amount of the Securities from time to time outstanding plus premium, if any, and accrued interest thereon.


     (ii) Protection and indemnity insurance and insurance against liability for pollution or the spillage or leakage of cargo shall be in an amount from time to time obtainable for vessels of the same type, size, age and flag as the Vessel and carried by other responsible and experienced companies engaged in the operation of vessels similar to the Vessel, but in any event shall be in an amount for each occurrence of not less than the declared value of the Vessel under its hull and machinery insurance.

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     (c) Although the insurance may be payable to the Mortgagee as named assured:

          (i) any payment under any insurance on the Vessel with respect to protection and indemnity risks and liability arising out of pollution and the spillage or leakage of cargo (other than a payment to indemnify or reimburse the Mortgagee from or for any loss, damage or expense incurred by
     it) may be paid directly to the Shipowner (unless the Mortgagee shall have otherwise required by notice to the insurers as permitted by the Indenture) to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or directly to the person to whom any liability covered by such insurance has been incurred; and

          (ii) in the case of any loss (other than a loss covered by clause (i) of this subsection or by subsection (d) of this Section 1.15) under any insurance with respect to the Vessel involving any damage to the Vessel (unless the Mortgagee shall have otherwise required by notice to the insurers as permitted by the Indenture), the insurers may pay directly for the repair, salvage or other charges involved or, if the Shipowner shall have first fully repaired the damage or paid all of the salvage or other charges, may pay the Shipowner as reimbursement therefor; provided that if such damage involves a loss in excess of $1,000,000, the insurers shall make such payment to or as directed by Mortgagee and any adjustment or compromise of such loss by the Shipowner shall be at the highest amount reasonably obtainable.

Any loss covered by this subsection which is paid to the Mortgagee but which might have been paid, in accordance with the provisions of this subsection, directly to the Shipowner or others, shall be paid by the Mortgagee to or as directed by the Shipowner, and all other payments to the Mortgagee of losses covered by this subsection shall be applied by the Mortgagee in accordance with the provisions of Sections 10.04, 10.05 or 10.06 of the Indenture, as applicable.

     (d) In the event of an actual, constructive or compromised total loss of the Vessel, any adjustment or compromise of such loss by the Shipowner shall be at the highest amount reasonably obtainable, and all insurance or other payments for such shall be paid to the Mortgagee and applied by the Mortgagee, first, to any costs or expenses of the Mortgagee in connection with collecting such payment, and second, in accordance with the provisions of Sections 10.04, 10.05 and 10.06 of the Indenture.

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     (e) (i) The Shipowner will cause all policies and certificates of entry with respect to insurance required hereby to contain a loss payable clause which shall be on substantially the terms set forth in Schedule I hereto, in the case of all marine and war risk hull and machinery (including excess values) policies, and the terms set forth in Schedule II hereto (or, if such terms are not obtainable, then such terms as shall, in the opinion of the broker referred to in Section 1.15(a)(iii) above, be the best otherwise attainable), in the case of all protection and indemnity and liability and oil pollution liability insurance, and which shall: (A) in the case of protection and indemnity insurance, provide for payment to the Shipowner or its order unless the payment is to indemnify the Mortgagee from or reimburse the Mortgagee for any loss, damage or expense incurred by it or unless and until the insurers or associations receive notice from the Mortgagee that the Shipowner is in default hereunder or that an Event of Default has occurred and is continuing under the Indenture, in which event all payments shall be made to the Mortgagee, provided that the insurer may in all events make payments directly to third parties to whom liability has been established in discharge of guaranties issued by the insurer or claims against the Shipowner or insurer, and (B) in the case of all other insurance, shall provide for payment in accordance with the terms of subsections (c) and (d) of this Section 1.15.

     (ii) In addition, the Shipowner will, at its cost and expense, assign to the Mortgagee, by an Assignment of Insurances, all of the Shipowner's right, title and interest in and to each policy and contract of insurance (including all entries in protection and indemnity or war risk associations) with respect to the insurance required hereby and furnish, or cause its brokers to furnish, written notice of such assignment to all insurers, underwriters, clubs and associations with respect to such insurance.

     (f) In the event that any claim or lien is asserted against the Vessel for loss, damage or expense which is covered by insurance required hereunder (other than in the event of an actual, constructive or compromised total loss of the Vessel), and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or lien, the Mortgagee, on request of the Shipowner or its agent, shall, so long as no Event of Default shall have occurred and be continuing, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance (excluding any protection and indemnity insurance under which the Mortgagee is a named insured)

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

covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

     (g) The Shipowner will deliver to the Mortgagee copies or, if requested by the Mortgagee at any time and from time to time, the originals of all cover notes, binders, policies and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof, in respect of insurance maintained in connection with the Vessel.

     (h) The Shipowner agrees that it will not do or permit or willingly allow to be done any act by which any insurance required by the terms of this Mortgage may be suspended, impaired or cancelled, and that it will not permit or allow the Vessel to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously insured the Vessel by additional coverage to extend to such voyages, risks or cargoes.

     SECTION 1.16. The Shipowner will reimburse the Mortgagee promptly, with interest at a rate equal to 1% per annum above the rate applicable to the Securities, for any and all expenditures which the Mortgagee may from time to time reasonably make, lay out or expend in providing such protection in respect of insurance, discharge or purchase of liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorneys' fees and other matters as the Shipowner is obligated herein to provide, but fails to provide. Such obligation of the Shipowner to reimburse the Mortgagee shall be an additional indebtedness due from the Shipowner, secured by this Mortgage, and shall be payable by the Shipowner on demand. The Mortgagee, though privileged so to do, shall be under no obligation to the Shipowner to make any such expenditures, nor shall the making thereof relieve the Shipowner of any default in that respect.

     SECTION 1.17. The Shipowner will fully perform the Time Charter Party and any and all other charter parties which are or may be entered into with respect to the Vessel.

     SECTION 1.18. In the event that at any time and from time to time this Mortgage, the Shipowner's Guarantee or the Indenture or any provisions hereof or thereof shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any authoritative court, or if the documents at any time held by the Mortgagee shall be deemed by the Mortgagee for any reason insufficient to carry out the true intent and spirit of this Mortgage, then the Shipowner, forthwith upon the request of the Mortgagee, will execute, on its own behalf, such other and further assurances and documents as

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requested by the Mortgagee to more effectually subject the Vessel to the payment of the principal sum of the Obligations, as in this Mortgage provided, and the performance of the terms and provisions of this Mortgage.

     SECTION 1.19. In the event of the requisition (whether of title or use), condemnation, sequestration, seizure or forfeiture of the Vessel by any governmental or purported authority or by anyone else, any payments in respect thereof shall be paid, and the Shipowner shall cause any such payment to be paid, to the Mortgagee and applied in accordance with the terms of the Indenture.

     SECTION 1.20. The Shipowner will fully perform any and all covenants and undertakings in the Indenture which are applicable to it.

                                   ARTICLE II

                         EVENTS OF DEFAULT AND REMEDIES

     SECTION 2.1. An Event of Default under the Indenture shall constitute an Event of Default under this Mortgage and, in case any one or more Events of Default shall have occurred and be continuing, then, in each and every such case the Mortgagee shall have the right to:

          (1) declare immediately due and payable all of the Obligations (in which case all of the same shall be immediately due), and bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Obligations and collect the same out of any and all property of the Shipowner whether covered by this Mortgage or otherwise;

          (2) exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of applicable law, including but not limited to, the provisions of Chapter 3 of Title 22 of the Liberian Code of Laws of 1956, as amended;

          (3) take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and the Shipowner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessel and the Mortgagee may, without being responsible for loss or damage, hold, lay up, lease, charter, operate or otherwise use such Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in

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     general average, and all other sums due or to become due in respect of such
     Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to subsection (4) next following, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessel, the Mortgagee shall have the right to dock the Vessel, for a reasonable time at any dock, pier or other premises of the Shipowner without charge, or to dock her at any other place at the cost and expense of the Shipowner; and/or

          (4) take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process, and if it seems desirable to the Mortgagee and without being responsible for loss or damage, sell such Vessel, at any place and at such time as the Mortgagee may specify and in such manner and such place (whether by public or private sale) as the Mortgagee may deem advisable (without necessity of bringing the Vessel to the place designated for such sale), free from any claim by the Shipowner in admiralty, in equity, at law or by statute, after first giving notice of the time and place of any public sale with a general description of the property in the following manner:

             (i) by publishing such notice for 10 consecutive days in a daily newspaper of general circulation published in New York City;

             (ii) if the place of sale should not be New York City, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

             (iii) by mailing a similar notice to the Shipowner at its last known address on the day of first publication;

and notice of the time and place of any private sale by mailing such notice to the Shipowner at its last known address.

     SECTION 2.2. Any sale of the Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Shipowner therein and thereto and shall bar any claim from the Shipowner, its successors and assigns, and all persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In the case of any such sale, the Mortgagee shall be entitled, for the purpose of making settlement or payment for the property purchased, to use and apply the Obligations in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale with respect to the Obligations after allowing for the costs and expense of sale and other charges; and thereupon such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited with respect to the Obligations. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

     SECTION 2.3. The Mortgagee is hereby appointed attorney-in-fact of the Shipowner to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and on behalf of the Shipowner, a good conveyance of the title to the Vessel so sold. In the event of any sale of the Vessel, under any power herein contained, the Shipowner will, if and when required by the Mortgagee, execute such form of conveyance of the Vessel and other related documents, as the Mortgagee may direct or approve.

     SECTION 2.4. The Mortgagee is hereby appointed attorney-in-fact of the Shipowner in the name of the Shipowner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freights, hire, earnings, issues, revenues, income and profits of the Vessel and all amounts due from underwriters under any insurance thereon as payments of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums, due or to become due at the time of the occurrence of any Event of Default, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Shipowner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.

     SECTION 2.5. Whenever any right to enter and take possession of the Vessel accrues to the Mortgagee, it may require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee the Vessel as demanded. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and of the freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.

     SECTION 2.6. The Shipowner authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Shipowner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against the Vessel because of or on account of an alleged lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the purchase or discharge of such lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Shipowner, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

     SECTION 2.7. The Shipowner covenants that at any time that any Obligations shall be due and payable (whether by acceleration or otherwise), the Mortgagee may demand the payment thereof; and in case the Shipowner shall fail to pay the same forthwith upon such demand, the Mortgagee shall be entitled to recover judgment for the whole amount so due and unpaid, together with such further amounts as shall be sufficient to cover the reasonable compensation to the Mortgagee's agents, attorneys and counsel and any necessary advances, expenses and liabilities made or incurred by it hereunder. All moneys collected by the Mortgagee under this Section 2.7 shall be applied by the Mortgagee in accordance with the provisions of Article 10 of the Indenture.

     SECTION 2.8. Each and every power and remedy given to the Mortgagee as Trustee under the Indenture and herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Obligations after any Event of Default or of any payment on account of any past Event of Default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.

     SECTION 2.9. If at any time after an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to any foreclosure proceedings, the Shipowner offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Mortgagee consequent on such Events of Default, with interest at the rate provided in Section 1.16 of Article I hereof, then the Mortgagee may, but shall be under no obligation to, accept such offer, cure and payment and restore the Shipowner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

     SECTION 2.10. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Shipowner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

     SECTION 2.11. The proceeds of any sale of the Vessel and the net earnings of any charter operation or other use of the Vessel by the Mortgagee under any of the powers herein specified in this Article II, as well as any and all other moneys received by the Mortgagee pursuant to or under any of the provisions of
Article I hereof or this Article II or in any proceedings pursuant to this
Article II, shall be held and applied by the Mortgagee from time to time as provided in Article 10 of the Indenture. In the event that the proceeds and amounts referred to above received by the Mortgagee are insufficient to pay in full the Obligations, the Mortgagee shall be entitled to collect the balance from the Shipowner or from any other person or entity liable therefor.

     SECTION 2.12. Unless and until one or more Events of Default shall occur and be continuing, the Shipowner (a) shall be suffered and permitted to retain actual possession and use of the Vessel and (b) shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or other appurtenances of substantially equal value to the Shipowner, which shall forthwith become subject to the lien of this Mortgage as a first preferred mortgage thereon.

                                  ARTICLE III

                               SUNDRY PROVISIONS

     SECTION 3.1. The maximum principal amount that may be outstanding under this Mortgage at any time is Two Hundred Twenty-Five Million United States Dollars (US$225,000,000), and for purposes of this Mortgage recording as required by the Liberian Maritime Law, the total amount of this Mortgage is Two Hundred Twenty-Five Million United States Dollars (US$225,000,000), premium (if any) and interest and performance of mortgage covenants. The maturity date is on demand and there is no separate discharge amount.

     SECTION 3.2. All of the covenants, promises, stipulations and agreements of the Shipowner in this Mortgage contained shall bind the Shipowner and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of any assignment of this Mortgage, the term "Mortgagee" as used in this Mortgage shall be deemed to mean any such assignee.

     SECTION 3.3. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

     SECTION 3.4. (a) In the event that any provision of this Mortgage shall be deemed invalid or unenforceable by reason of any present or future law or any decision of any court of competent jurisdiction, the validity and enforceability of any other provision hereof shall not be affected thereby. Any such invalidity or unenforceability of any provision of this Mortgage in any jurisdiction or nation shall not render such provision invalid or unenforceable under the laws of any other jurisdiction or nation.

     (b) In the event that this Mortgage or any of the documents or instruments which may from time to time be delivered hereunder or any provision hereof shall be deemed invalidated by present or future law of any nation or by decision of any court, this shall not affect the validity and/or enforceability of all or any other parts of this Mortgage, or such documents or instruments and, in any such case, the Shipowner covenants and agrees that, on demand, it will execute and deliver such other and further agreements and/or documents and/or instruments and do such things as the Mortgagee in its sole discretion may deem to be necessary to carry out the true intent of this Mortgage.

     (c) Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage and that, if any provision of this Mortgage or portion thereof shall be construed to waive the preferred status of this Mortgage, then such provision to such extent shall be void and of no effect and shall cease to be a part of this Mortgage, without affecting the remaining provisions, which shall remain in full force and effect.

     SECTION 3.5. The Shipowner irrevocably submits itself to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof, for the purposes (and solely for the purposes of) of any suit, action or other proceeding arising out of, or relating to, this Mortgage or any of the transactions contemplated hereby, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard in such New York State or Federal court and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper, or that this Mortgage or the subject matter hereof may not be enforced in or by such courts. The Shipowner hereby irrevocably appoints Haight, Gardner, Poor & Havens (the "Process Agent"), with an office on the date hereof at 195 Broadway, New York, New York 10007, United States, as its agent to receive on behalf of the Shipowner and its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding and in any suit, action or proceeding arising out of or relating to any other Security Document to which the Shipowner is a party. Such service may be made by mailing or delivering a copy of such process to the Shipowner in care of the Process Agent at the Process Agent's above address, and the Shipowner hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Shipowner also irrevocably consents to the service of any and all process in any such suit, action or proceeding by the mailing of copies of such process to the Shipowner care of Teekay Shipping Corporation, Tradewinds Building, Sixth Floor, Bay Street, P.O. Box SS-6293, Nassau, Commonwealth of the Bahamas, Attention: Managing Director. The

Shipowner agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 3.5 shall affect the right of the Mortgagee to serve legal process in any other manner permitted by law or affect the right of the Mortgagee to bring any action or proceeding against the Shipowner or its property in the courts of any other jurisdiction.

     SECTION 3.6. This Mortgage may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     SECTION 3.7. The term "Dollars" or the symbol "$" as used herein shall mean Dollars in any coin or currency of the United States of America which at the time of payment shall be legal tender for public and private debts.

     SECTION 3.8. Upon the termination of this Mortgage pursuant to the proviso to the Habendum Clause hereof, the Mortgagee, forthwith upon the request of the Shipowner, will execute, on its own behalf, such other and further assurances and documents as requested by the Shipowner to effect such termination and to remove the lien of record of this Mortgage, all at the cost and expense of the Shipowner.

     [The rest of this page has been left intentionally blank.]

     IN WITNESS WHEREOF, the Shipowner has executed this Mortgage on the day and year first above written.

                                          VSSI OCEANS INC.

                                          By /s/ Esther E. Gibson
                                             -----------------------
                                             Name:  Esther E. Gibson
                                             Title: Secretary

STATE OF   New York     )
                        )     ss. :
COUNTY OF  New York     )


     On this 29th day of January, 1996, before me personally appeared Esther E. Gibson, to me known, who being by me duly sworn, did depose and say that she resides at Winton Highway, Nassau, Bahamas; that she is an authorized individual of VSSI Oceans Inc., the Corporation described in and which executed the foregoing instrument; and that she signed his name thereto by order of the Board of Directors of said Corporation and that said instrument is the act and deed said Corporation.


                                          /s/ Margaret J. Wilson
                                          --------------------------------------
                                          Notary Public

                     [For use in the Republic of Liberia.]

                                   SCHEDULE I

                                       to

                         First Preferred Ship Mortgage

                             dated January 29, 1996


      Loss, if any, payable to UNITED STATES TRUST COMPANY OF NEW YORK (the "Mortgagee"), a NEW YORK CORPORATION, in its capacity as Trustee pursuant to, and for the benefit of the Holders of the Securities (as defined in the Indenture hereinafter defined) issued under, that certain Indenture dated as of January 29, 1996, among Teekay Shipping Corporation (the "Company"), certain subsidiaries of the Company and the Trustee (the "Indenture"), for distribution by it to the Mortgagee and then to VSSI Oceans Inc. (the "Owner") as their respective interests may appear, or order, except that, unless Underwriters have been otherwise instructed by notice in writing from the Mortgagee in the case of any loss involving any damage to the Vessel or liability of the Vessel, the Underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the Underwriters may pay the Owner as reimbursement therefor, provided, however, that if such damage involves a loss in excess of U.S.$1,000,000 or its equivalent the Underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.


     In the event of an actual or constructive total loss or a compromised or arranged total loss or requisition of title, all insurance payments therefor shall be paid to the Mortgagee, for distribution by it in accordance with the terms of the Mortgage.

                                  SCHEDULE II

                                       TO

                         FIRST PREFERRED SHIP MORTGAGE

LOSS PAYABLE CLAUSE


      By assignment dated January 29, 1996, VSSI Oceans Inc. (the "Owner"), the owner of the POUL SPIRIT (the "Vessel"), assigned to United States Trust Company of New York, as Trustee (the "Mortgagee") all of the Owner's right, title and interest in and to this entry and all benefits thereof including all claims of whatsoever nature thereunder.



     Payment of any recovery the Owner is entitled to receive from the funds of the Association in respect of any liability, costs or expenses incurred by the Owner shall be made to the Owner or to its order unless and until the Association receives notice from United States Trust Company of New York, 114 West 47th Street, New York, NY 10036-1532, USA (hereinafter called the Mortgagee) that the Owner is in default under the Mortgage, in which event all such recoveries shall thereafter be paid to the Mortgagee or to its order.

     The Association undertakes:

     (a) to inform the Mortgagee if notice is given to the Owner of the above ship under Rule 9(2)(i) or 9(3) that its insurance in the Association in respect of such ship is to cease; and

     (b) to give the Mortgagee 14 days' notice of the Association's intention to cancel the insurance of the Owner by reason of its failure to pay when due and demanded any sum due from it to the Association.